Exhibit 10.1

2018 Target Bonus Program

On April 10, 2018, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of NeoPhotonics Corporation (the “Company”) approved a 2018 incentive bonus program (the “2018 Bonus Program”) for the Company’s executive officers and other employees.  The Compensation Committee structured target bonuses for the fiscal year 2018 so that payouts would be determined based in part on achievement against corporate objectives, including:

•    Non-GAAP net income from operations for the fiscal year 2018;

•    Free cash flow for the fiscal year 2018; and

•    Completion of research and development product milestones in fiscal year 2018.

For target bonuses for the fiscal year 2018, the Compensation Committee established performance goals for each of the above metrics that are aligned with corporate objectives.  While these various performance goals were selected, they are merely non-binding guidelines to be used as one factor in determining the actual bonuses earned.  For executives other than the chief executive officer, individual performance goals will also be included in the 2018 Bonus Program.

It is expected that, in the first quarter of 2019, the Compensation Committee will review the Company’s fiscal year 2018 corporate performance against each of the corporate goals and other aspects of corporate and individual performance to determine any actual bonus awards for performance related to the fiscal year 2018.

Target bonus percentages for the Company’s “named executive officers” for the prior year’s (2017) bonus program were established by the Compensation Committee in July 2017, as previously disclosed in the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on August 4, 2017.  It is expected that the Compensation Committee will review these target bonus percentages later in 2018 to evaluate whether they should be modified for the 2018 Bonus Program.